EXHIBIT 5

                                FOLEY & LARDNER
                                ATTORNEYS AT LAW


CHICAGO                          FIRSTAR CENTER                      SACRAMENTO
DENVER                     777 EAST WISCONSIN AVENUE                  SAN DIEGO
JACKSONVILLE            MILWAUKEE, WISCONSIN 53202-5367           SAN FRANCISCO
LOS ANGELES                 TELEPHONE (414) 271-2400                TALLAHASSEE
MADISON                     FACSIMILE (414) 297-4900                      TAMPA
MILWAUKEE                                                      WASHINGTON, D.C.
ORLANDO                                                         WEST PALM BEACH
                              WRITER'S DIRECT LINE
                                  414-297-5672

EMAIL ADDRESS                                              CLIENT/MATTER NUMBER
mnolan@foleylaw.com                                                 086120-0642



                                 October 6, 1999


WPS Resources Corporation
700 North Adams Street
Green Bay, WI  54307-9008

Dear Ladies and Gentlemen:

         We have acted as counsel for WPS Resources Corporation, a Wisconsin corporation (the "Company"), in connection with the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") of up to $400,000,000 of senior or subordinated debt securities of the Company (the "Debt Securities"), to be issued under an Indenture dated as of October 1, 1999 (the "Senior Indenture"), between the Company and Firstar Bank, National Association (the "Senior Trustee") or an Indenture (the "Subordinated Indenture") to be entered into between the Company and a Trustee (the "Subordinated Trustee"), and/or common stock (the "Common Stock") of the Company with attached common stock purchase rights (the "Rights"). The Debt Securities and Common Stock with attached Rights are collectively referred to herein as the "Securities.

         We have examined the Restated Articles of Incorporation of the Company; the By-laws of the Company, the Senior Indenture and the form of Subordinated Indenture filed as Exhibits to the Registration Statement. In addition, we are familiar with the proceedings by which such instruments and the transactions contemplated thereby were authorized by the Company.

         Based upon and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (iii) a Prospectus Supplement, Pricing Supplement or term sheet will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby and will comply with all applicable laws; (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; and (v) a definitive purchase, underwriting, agency or similar agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, we are of the opinion that:



         1. the Company has been duly incorporated and is a validly existing corporation under the laws of the State of Wisconsin.

         2. with respect to Debt Securities to be issued under either the Senior Indenture or Subordinated Indenture, when (A) the Senior Trustee or Subordinated Trustee, as applicable, is qualified to act as Senior Trustee or Subordinated Trustee, as applicable, under the Senior Indenture or Subordinated Indenture, as applicable, (B) the Senior Trustee or Subordinated Trustee, as applicable, has duly executed and delivered the Senior Indenture or Subordinated Indenture, as applicable, (C) the Senior Indenture or Subordinated Indenture, as applicable, has been duly authorized and validly executed and delivered by the Company to the Senior Trustee or Subordinated Trustee, as applicable, (D) the Senior Indenture or Subordinated Indenture, as applicable, has been duly qualified under the Trust Indenture Act of 1939, as amended, (E) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the "Board") has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters, and (F) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture or Subordinated Indenture, as applicable, and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law);

         3. with respect to shares of Common Stock, when both (A) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters and (B) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, then the shares of Common Stock will be validly issued, fully paid and nonassessable except with respect to debts owing to employees of the Company for services performed for the Company as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretation thereof; and

         4. The Rights attached to the shares of Common Stock when issued pursuant to the terms of the Rights Agreement dated December 12, 1996 between the Company and Firstar Trust Company will be validly issued.

         We understand that we may be referred to, as counsel who have passed upon the validity of the Debt Securities or the issuance of the Common Stock, on behalf of the Company, in the Prospectus forming a part of the Registration Statement on Form S-3 relating to the Securities and one or more prospectus supplements filed with the Securities and Exchange Commission pursuant to the Securities Act and one or more pricing supplements filed with the Securities and Exchange Commission pursuant to the Securities Act, and we hereby consent to such use of our name in said Registration Statement and to the use of this opinion for filing with said Registration Statement as Exhibit (5) thereto.

                                   Very truly yours,

                                   /s/ Foley & Lardner

                                   Foley & Lardner